Exhibit 3.2

AMENDED AND RESTATED OPERATING AGREEMENT OF

DERMADOCTOR, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT is made and entered into effective as of the day of    , 2016 (the “Effective Date”) by and among DERMAdoctor, LLC (the “Company”) and the Persons executing this Agreement as Members on the signature page hereof or who otherwise become parties hereto in accordance with the terms hereof.

WHEREAS, the Company was formed on December 21, 2015 under the name D. Doctor Acquisition, LLC, as a limited liability company under the Missouri Limited Liability Company Act (the “Act”);

WHEREAS, on or about December 31, 2015, the Company filed an amendment to its articles of organization changing its name to DERMAdoctor, LLC;

WHEREAS, the Members and the Company entered into the Operating Agreement of the Company dated January 1, 2016 (the “Original Agreement”);

WHEREAS, this Agreement hereby amends and restates in its entirety the Original Agreement and any other prior operating agreement of the Company (whether oral or written);

WHEREAS, while the Original Agreement provided for separate classes of Units, such classes have been consolidated into one (1) class of Units under this Agreement; and

WHEREAS, by executing this Agreement, each of the Members hereby (a) ratifies the formation of the Company and the filing of the Articles, (b) confirms and agrees to the Member's status as a member of the Company, and (c) continues the existence of the Company for the purposes hereinafter set forth, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE l

FORMATION AND OFFICES

1.1 Formation

Pursuant to the Act, the Members have formed a Missouri limited liability company effective upon the filing of the Articles of the Company with the Secretary of State of Missouri.

1.2 Principal Office

The principal office of the Company shall be located at 1901 McGee Street, Kansas City, Missouri 64108 or at such other place(s) as the Managers may determine from time to time.

1.3 Registered Office and Registered Agent

The location of the registered office and the name of the registered agent of the Company in the State of Missouri shall be as stated in the Articles.

1.4 Purpose of Company

The purposes for which the Company is organized are to engage in all lawful business for which a limited liability company may be organized under the Act. Subject to the provisions of this Agreement, the Company shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the Company, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the Act.

1.5 Date of Dissolution

The duration of the Company shall be perpetual.

1.6 Delivery of Copies to Members

Upon the return by the Secretary of State of Missouri to the Company of any document “Filed” with the Secretary of State of Missouri relating to the Company, neither the Company nor the Person executing such document shall be required to deliver or mail a copy thereof to any Member.

ARTICLE 2

DEFINITIONS

2.1 Terms Defined Herein

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Act” has the meaning set forth in the Recitals.

“Additional Units” has the meaning set forth in Section 3.6.

“Affiliate” of a specified Person (the “Specified Person”) means any Person: (a) who directly or indirectly controls, is controlled by, or is under common control with the Specified Person; (b) who owns or controls fifty percent (50%) or more of the Specified Person's outstanding voting securities or equity interests; (c) of whom such Specified Person owns or controls fifty percent (50%) or more of the outstanding voting securities or equity interests; (d) who is a director, partner, manager, executive officer or trustee of the Specified Person; (e) in whom the Specified Person is a director, partner, manager, executive officer or trustee; or (f) who has any relationship with the Specified Person by blood, marriage or adoption, not more remote than first cousin.

“Agreement” means this Amended and Restated Operating Agreement, as amended or restated from time to time.

“Approved Sale” means the sale of the Company, in a single transaction or a series of related transactions, to a third party (a) pursuant to which such third party proposes to acquire seventy-five percent (75%) or more of the Percentage Interests (whether by merger, consolidation, recapitalization, reorganization, purchase of the outstanding Units or otherwise) or all or substantially all of the assets of the Company, (b) which has been approved by a Majority in Interest, and (c) pursuant to which (i) all selling Members will receive (whether in such transaction or, with respect to an asset sale, upon a subsequent liquidation) the same form and amount of consideration per Percentage Interest or, if any Members are given an option as to the form and amount of consideration to be received, all Members are given the same option, and (ii) in all events, each MGP Member receives an amount equal to or greater than its Put Price and PPI receives the same proportional consideration based on its Percentage Interests.

“Articles” means the Articles of Organization of the Company filed with the Secretary of State of Missouri, as amended or restated from time to time.

“Assignee” means any Person who is the holder of Units but is not then a Member. An Assignee shall not be entitled to participate in the management of the business and affairs of the Company or to become or to exercise the rights of a Member, including the right to vote, the right to require any information or accounting of the Company's business or the right to inspect the Company's books and records. An Assignee shall only be entitled to receive, to the extent of the Interest held by such Assignee, the share of distributions and profits, including distributions representing the return of Capital Contributions, to which the transferor would otherwise be entitled with respect to the Transferred Units. An Assignee shall not have the right to vote his, her or its Transferred Units until the transferee is admitted to the Company as a substitute Member with respect to the Transferred Units.

“Board” has the meaning set forth in Section 6.1.

“Budget” has the meaning set forth in Section 10.3(e).

“Capital Contribution” means the total amount of cash, other property, services rendered, conversion of debt or other obligation to contribute cash or property or perform services contributed to the Company by a Member pursuant to the terms of this Agreement. Any reference in this Agreement to the Capital Contributions of a Member shall include the Capital Contributions made by any predecessor holder of the Units of that Member (it being agreed, however, that PPI has not received and will not receive credit for any Capital Contributions attributable to the Units of the MGP Members purchased by PP! under the Unit Purchase Agreement between PPI and the MGP Members dated as of the Effective Date, and therefore, as of the Effective Date, the MGP Members' Capital Contributions and Capital Accounts have been reduced by the Capital Contributions attributable to such Units sold thereunder, but PPI's Capital Contributions and Capital Account have not been increased as a result thereof).

“Claim” has the meaning set forth in Section 7.2(a).

“Closing Documentation” has the meaning set forth in Section 8.10(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the opening paragraph.

“Control” as to PPI, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of PPI, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, Jeffrey R. Kunin and Audrey G. Kunin will not be deemed to Control PPI in the event both of them are deceased.

“Effective Date” has the meaning set forth in the opening paragraph.

“Election Period” has the meaning set forth in Section 3.6(b)(ii).

“Event of Withdrawal” means an event that causes a Person to cease to be a Member as provided in the Act which events include, but are not limited to, (a) voluntary withdrawal to the extent permitted by Section 8.1, (b) assignment (in accordance with the provisions of this Agreement) of all of a Member's Interest, (c) the making of an assignment for the benefit of creditors, (d) being subject to bankruptcy, (e) appointment of a trustee or receiver for the Member or for all or any substantial part of his, her or its property, (f) in the case of a Member who is a natural person (1) his or her death, (2) his or her retirement or retirement, removal or expulsion, or (3) the entry by a court of competent jurisdiction adjudicating him or her incompetent to manage his or her person or estate, (g) in the case of a Member that is a trust (1) the termination of the trust or (2) a distribution of its entire Interest but not merely the substitution of a new trustee, (h) in the case of a Member that is a general or limited partnership (1) the dissolution and commencement of winding up of the partnership or (2) a distribution of its entire Interest, (i) in the case of a Member that is a corporation (1) the filing of articles of dissolution or their equivalent for the corporation, (2) a revocation of its charter or (3) a distribution of its entire Interest, G) in the case of a Member that is an estate the distribution by the fiduciary of the estate's entire Interest, (k) in the case of a Member that is a limited liability company (1) the filing of articles of dissolution or termination or their equivalent for a limited liability company or (2) a distribution of its entire Interest, or (I) in the case of a Member that is a limited partnership (1) the filing of articles of dissolution or termination or their equivalent for a limited partnership or (2) a distribution of its entire Interest.

“Excluded Issuance” shall mean the issuance of Additional Units in an underwritten public offering (or transaction relating thereto) pursuant to a registration statement filed under the Securities Act (or other applicable foreign securities laws governing such issuance) and approved in accordance with this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America.

“Indemnitee” has the meaning set forth in Section 7.2(a).

“Initial Employees” means Gabrielle Bridges, Tamara Ditto, Mike Jacobs and Ed z Kwiatkawski.

“Interest” refers to all of a Member's (or an Assignee's) rights and interests in the Company in such Member's (or Assignee's) capacity as a Member (or an Assignee), all as provided in the Articles, this Agreement and the Act together with the obligations of such Member (or Assignee) to comply with all the terms and provisions of the Agreement and the Act.

“Issuance Notice” has the meaning set forth in Section 3.6(b)(ii).

“Liquidation Proceeds” means all Property at the time of liquidation of the Company and all proceeds thereof.

“Mahoski” means Amanda Mahoski.

“Majority in Interest” means any individual Member or group of Members holding an aggregate of 50% or more of the Percentage Interests held by all Members.

“Managers” means the Persons designated or elected from time to time pursuant to this Agreement as Managers of the Company, acting in their capacity as Managers.

“Members” means those Persons executing this Agreement as members of the Company, including any substitute Members or additional Members, in each such Person's capacity as a Member of the Company.

“Member in Violation” has the meaning set forth in Section 8.1(b).

“MGP” means Midwest Growth Partners LLLP.

“MGP Fair Market Value” has the meaning set forth in Section 8.8(b).

“MGP Members” means MGP and Mahoski.

“MGP Put Determination Period” has the meaning set forth in Section 8.8(b).

“MGP Put Final Appraiser” has the meaning set forth in Section 8.8(b).

“Net Cash Flow” means, with respect to any fiscal period, all operating and investment revenues during such period and any amounts theretofore held in any reserve which the Managers determine need not be held any longer in reserve, all as determined in accordance with the Company's method of accounting, less Operating Expenses.

“Notice” means a writing containing the information required by this Agreement to be communicated to a Person in accordance with Section 11.3.

“Offer” has the meaning set forth in Section 8.6(a).

“Operating Expenses” means, with respect to any fiscal period, (a) to the extent paid other than with cash withdrawn from reserves therefor, the amount of cash disbursed in such period in order to operate the Company and to pay all expenses (including, without limitation, management fees, wages, taxes, insurance, repairs, and/or other costs and expenses) incident to the ownership or operation of the Property or the Company and (b) the amount of any reserves created during such period or the amount of any increase in any existing reserve, as provided in Section 4.3.

“Original Agreement” has the meaning set forth in the Recitals.

“Other Members” has the meaning set forth in Section 8.6(a).

“Over-Allotment Amount” has the meaning set forth in Section 3.6(b)(ii).

“Percentage Interest” of a Member means, at any particular time, a ratio, expressed as a percentage, which is the ratio that the number of issued Units of such Member bears to the total number of issued Units of all Members. The Members' Percentage Interests are set forth on Schedule A and shall hereafter be reflected on the books and records of the Company.

“Permitted Assignee” means (a) any Member, or (b) Jeffrey R. Kunin or Audrey G. Kunin, or any trust for the primary benefit of either of them or their descendants, so long as, in each case, each trustee entitled to vote thereunder is also either a Member or a settlor of a trust that is a Member.

“Person” means any natural person, partnership (whether general or limited), trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity, in each case, whether domestic or foreign, or a limited liability company or foreign limited liability company.

“PPI” means Papillon Partners, Inc. f/k/a DERMAdoctor, Inc.

“PPI Fair Market Value” has the meaning set forth in Section 8.9(b).

“PPI Purchase Determination Period” has the meaning set forth in Section 8.9(b).

“PPI Purchase Final Appraiser” has the meaning set forth in Section 8.9(b).

“PPI Purchase Price” has the meaning set forth in Section 8.9(a).

“Prime Rate” means the annual rate of interest reported from time to time in The Wall Street Journal as the base rate on corporate loans at large money center commercial banks.

“Pro Rata Share” has the meaning set forth in Section 3.6(b)(i).

“Property” means all properties and assets that the Company may own or otherwise have an interest in from time to time.

“Purchase Notice” has the meaning set forth in Section 8.9(a).

“Put Notice” has the meaning set forth in Section 8.8(a).

“Put Price” has the meaning set forth in Section 8.8(a).

“Qualified Member” has the meaning set forth in Section 10.3(c).

“Redemption Period” has the meaning set forth in Section 8.8(a).

“Requesting Purchaser” has the meaning set forth in Section 3.6(b)(ii).

“ROFR Over-Allotment Amount” has the meaning set forth in Section 8.6(b).

“ROFR Pro Rata Share” means, with respect to an Other Member who elects to purchase the Subject Units of the Selling Member pursuant to Section 8.6, the number of Units held by such purchasing Other Member divided by the total number of Units held by such purchasing Other Member and each remaining Other Member.

“Sale Proceeds Sharing Agreements” means those certain Sale Proceeds Sharing Agreements to be entered into among the Company, PPI (and/or MGP, as applicable) and certain employees of the Company.

“Securities Act” means shall mean the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of January 1, 2016 by and between the Company, MGP and PPL.

“Selling Member” has the meaning set forth in Section 8.6.

“Subject Units” has the meaning set forth in Section 8.6.

“Supermajority in Interest” means any individual Member or group of Members holding an aggregate of 80% or more of the Percentage Interests held by all Members.

“Tax Distributions” shall have the meaning set forth in Section 4.1(a).

“Transfer” means (a) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, directly or indirectly, and (b) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.

“Units” means those Units of Interest issued by the Company having the rights, privileges and preferences set forth in this Agreement.

“Unreturned Capital Contributions” means, as to a Member, as of any date, the aggregate Capital Contributions of such Member reduced (but not below zero) by all distributions made to such Member pursuant to Section 9.3, as applicable. PPI expressly agrees that the amount of its Unreturned Capital Contributions is subject to reduction pursuant to Section 7.02 of the Securities Purchase Agreement, and expressly agrees to any such reduction in the amount of its Unreturned Capital Contributions pursuant to Section 7.02 of the Securities Purchase Agreement.

ARTICLE 3

CAPITALIZATION OF THE COMPANY

3.1 Capitalization

Schedule A hereto sets forth the amount of Capital Contributions of, and the number of Units held by, each Member.

3.2 Additional Capital Contributions

No Member (or Assignee) shall be required to make any additional Capital Contribution except as otherwise provided herein. If agreed to by the Managers and a Supermajority in Interest, each Member (and Assignee) shall, upon the written Notice of such agreement, make additional Capital Contributions to the Company equal to the total amount of additional Capital Contributions required times such Member's (or Assignee's) then Percentage Interest.

3.3 Capital Contributions

No Member shall have the right to reduce such Member's Capital Contribution or to receive any distributions from the Company except as provided in Sections 4.1 and 9.3. No Member shall be entitled to receive or be credited with any interest on the balance of such Member's Capital Contribution at any time.

3.4 Description of Authorized Units

(a) The Company currently has issued 1,000,000 Units.

(b) The holders of the Units shall have the rights and duties set forth in this Agreement and under the Act.

(c) For purposes of this Agreement (including, without limitation, Section 8.8), any determination to be made by the MGP Members as a group under this Agreement shall be made pursuant to the determination of MGP.

3.5 Issuance of Units

The Company has issued Units to the Persons as set forth on Schedule A.

3.6 Additional Units

(a) The Managers are hereby authorized to cause the Company to issue additional Units, or options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Company may lawfully issue (“Additional Units”), to any Person, if the Managers determine in good faith that the Company has a need for additional Capital Contributions for any proper Company purpose.

(b) With respect to any Additional Units issued by the Company:

(i) Prior to the Company issuing, other than in an Excluded Issuance, any Additional Units, each Member shall have the right to purchase the number or amount of Additional Units being issued such that after each such issuance, such Member will have a Percentage Interest equal to its Percentage Interest immediately prior to such issuance (subject to subsection (ii) below, the maximum number or amount of Additional Units that can be purchased by a Member in a particular issuance shall be such Member's “Pro Rata Share”).

(ii) The Company shall give each Member at least fifteen (15) days' prior Notice (the “Issuance Notice”) of any proposed issuance of Additional Units other than an Excluded Issuance, which Issuance Notice shall set forth in reasonable detail the proposed terms and conditions of such issuance and shall offer to each Member the opportunity to purchase its Pro Rata Share (which Pro Rata Share shall be calculated as of the date of such Issuance Notice) of the Additional Units at the same price, on the same terms and conditions and at the same time as the Additional Units are proposed to be issued by the Company. If any Member wishes to exercise its preemptive rights, it must do so by delivering a binding and irrevocable written Notice to the Company within thirty (30) days after delivery by the Company of the Issuance Notice (the “Election Period”), which Notice shall state the amount of Additional Units such Member (each, a “Requesting Purchaser”) would like to purchase up to a maximum amount equal to such Requesting Purchaser's Pro Rata Share of the total offering amount plus the additional amount of Additional Units such Requesting Purchaser would like to purchase in excess of his, her or its Pro Rata Share (the “Over-Allotment Amount”), if any, if other Members do not elect to purchase their full Pro Rata Share of the Additional Units. The rights of each Requesting Purchaser to purchase Additional Units in excess of each such Requesting Purchaser's Pro Rata Share of the Additional Units shall be based on the relative Pro Rata Shares of those Requesting Purchasers desiring Over-Allotment Amounts (or as otherwise agreed to by such Requesting Purchasers).

(iii) If not all of the Additional Units are subscribed for by the Members, the Company shall have the right, but shall not be required, to issue and sell the unsubscribed portion of the Additional Units to a Person or Persons other than the Members at any time during the ninety (90) days following the termination of the Election Period pursuant to the terms and conditions set forth in the Issuance Notice. The Managers may, in their discretion, impose such other reasonable and customary terms and procedures such as setting a closing date, and requiring customary closing deliveries in connection with any pre-emptive rights offering.

3.7 Representations and Warranties of Members

Each Member represents and warrants to the Company for such Member as follows:

(a) Such Member has such knowledge and experience in financial, investment and business matters that he, she or it is capable of evaluating the merits, risks and advisability of an investment and/or ownership in the Company. Such Member acknowledges and understands that distributions in respect of the Units are restricted by this Agreement and applicable law and may be restricted by future agreements or instruments binding on the Company or its properties. Such Member has carefully reviewed Article 8 and acknowledges that the Units to be issued will be subject to the Transfer restrictions and provisions set forth in that Article.

(b) The Company has made available to such Member its Articles and this Agreement and all other documents and information that such Member has requested relating to an investment and/or ownership in the Company. The Company has afforded such Member the opportunity to discuss an investment and/or ownership in the Company and to ask questions of representatives of the Company concerning the terms and conditions thereof, and such representatives have provided answers to all such questions concerning the same. Such Member has examined or has had the opportunity to examine before the date hereof all information that such Member deems to be material to an understanding of the Company, the proposed business of the Company, and the investment and/or ownership in the Company and has consulted with his, her or its financial advisors, accountants and his, her or its attorneys as he, she or it deemed appropriate with respect to an understanding of the Company, the proposed business of the Company and the investment and/or ownership in the Company.

(c) Such Member acknowledges that the Units will be acquired solely by and for the account of such Member for investment purposes only, and are not being purchased for subdivision, fractionalization, resale or distribution. Such Member has no contract, undertaking, agreement or arrangement to Transfer any of the Units which such Member has acquired hereunder. Such Member has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement. Such Member acknowledges that the Units have not been registered or qualified for resale under applicable federal and state securities laws, and may not be sold except pursuant to a registration or qualification thereunder or an exemption therefrom. Such Member is capable of bearing the economic risk of investing in and/or owning the Units, can afford a total loss of such Units, and the financial condition of such Member is such that he or she has no need for liquidity with respect to his, her or its investment and/or ownership in the Company and no present or foreseeable need to dispose of any portion of the Units to satisfy any existing or contemplated undertaking or indebtedness. Such Member has adequate means of providing for such Member's current needs and possible contingencies and has a net worth equal to at least three times the fair market value of his, her or its Units.

(d) The decision of such Member to own Units has been made by such Member independent of any other Member and independent of any statements, disclosures or judgments as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given by any Member, Manager or other party. Such Member agrees and acknowledges that no other Member, Manager or any other party has acted, is expected to act, or will act as the agent or representative of such Member in connection with making, closing or monitoring of his or her investment hereunder.

(e) This Agreement constitutes a legal and binding obligation of such Member, enforceable against such Member in accordance with its terms.

ARTICLE 4

CASH DISTRIBUTIONS; PROFITS AND LOSSES FOR TAX PURPOSES

4.1 Cash Distributions Prior to Dissolution

(a) If Net Cash Flow is otherwise available, the Company shall distribute to the Members an amount of Net Cash Flow sufficient for the Members to satisfy their respective income tax liabilities arising by virtue of the allocations in Schedule B hereof, assuming each Member is subject to tax at a 45% rate (“Tax Distributions”).

(b) In addition to Tax Distributions, the Managers shall have the right to determine how much additional Net Cash Flow, if any, of the Company shall be distributed among the Members each year. Any Net Cash Flow of the Company to be distributed pursuant to this Section 4.1(b) shall be distributed to the Members pro rata in proportion to their respective Percentage Interests.

4.2 Persons Entitled to Distributions

All distributions of Net Cash Flow to the Members under Section 4.1 hereof shall be made to the Persons shown on the records of the Company to be entitled thereto as of the last day of the fiscal period prior to the time for which such distribution is to be made, unless the transferor and transferee of any Units otherwise agree in writing to a different distribution and such distribution is consented to in writing by the Managers.

4.3 Reserves

The Managers shall have the right to establish, maintain and expend reserves to provide for working capital, future investments, debt service and such other purposes as they may deem necessary or advisable.

4.4 Allocation of Profits and Losses for Tax Purposes and Special Allocations

All Profits and Losses for Tax Purposes of the Company and all special allocations of the Company shall be made in accordance with the attached Schedule B.

4.5 Withholding Taxes

If the Company is required to withhold any portion of any amounts distributed, allocated or otherwise attributable to a Member of the Company by applicable U.S. federal, state, local or foreign tax laws, the Company may withhold such amounts and make such payments to taxing authorities as are necessary to ensure compliance with such tax laws. Any funds withheld by reason of this Section 4.5 shall nonetheless be deemed distributed to such Member in question for purposes of Article 4 and Article 9. If the Company does not withhold from actual distributions any amounts it was required to withhold by applicable tax laws, the Company may, at its option, (a) require the Member to which the withholding was credited to reimburse the Company for withholding required by such laws, including any interest, penalties or additions thereto; or (b) reduce any subsequent distributions to such Member by such withholding, interest, penalties or additions thereto. The obligation of a Member to reimburse the Company for such amounts shall continue after such Member transfers or liquidates its interest in the Company.

Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist in determining the extent of, and in fulfilling, any withholding obligations it may have.

ARTICLE 5

MEMBERS

5.1 Meetings of Members; Place of Meetings

Meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law, and may be called by the Managers or by a Majority in Interest. All meetings of the Members shall be held at the principal offices of the Company as set forth in Section 1.2 hereof, or at such other place as shall be designated from time to time by the Managers and stated in the Notice of the meeting or in a duly executed waiver of the Notice thereof. Members may participate in a meeting of the Members by means of conference telephone or other similar communication equipment whereby all Members participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting.

5.2 Quorum; Voting Requirement

The presence, in person or by proxy, of a Majority in Interest shall constitute a quorum for the transaction of business by the Members. The affirmative vote of a Majority in Interest shall constitute a valid decision, determination or action of the Members, except where a larger vote is required by the Act, the Articles or this Agreement.

5.3 Proxies

At any meeting of the Members, every Member having the right to vote thereat shall be entitled to vote in person or by proxy appointed by an instrument in writing (by means of electronic transmission or as otherwise permitted by applicable law) signed by such Member and bearing a date not more than one year prior to such meeting.

5.4 Action Without Meeting

Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, without prior Notice and without a vote if a consent in writing setting forth the action so taken is signed by Members having not less than the minimum Percentage Interests that would be necessary to authorize or take such action at a meeting of the Members. Prompt Notice of the taking of any action taken pursuant to this Section 5.4 by less than the unanimous written consent of the Members shall be given to those Members who have not consented in writing. A consent transmitted by electronic transmission by a Member shall be deemed to be written and signed for purposes of this Section 5.4. A consent may be executed in counterparts.

5.5 Notice

Notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose for which the meeting is called shall be delivered not less than seven (7) days nor more than sixty (60) days before the date of the meeting by or at the direction of the Managers or other Persons calling the meeting, to each Member entitled to vote at such meeting. When any Notice is required to be given to any Member hereunder, a waiver thereof in writing signed by the Member, whether before, at, or after the time stated therein, shall be equivalent to the giving of such Notice. A Member may also waive Notice by attending a meeting without objection to a lack of Notice.

5.6 Powers of the Members

No Member, acting solely in his, her or its capacity as a Member, shall act as an agent of the Company or have any authority to act for or to bind the Company, except when authorized by a Majority in Interest.

5.7 Other Business Ventures

Subject to any separate agreement between the Company and such Member or Manager, any Member or Manager may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether or not similar to or in competition with the business of the Company, and neither the Company nor the Members shall have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. Unless otherwise agreed to, no Manager or Member shall be required to devote any of such Manager's or Member's time or business efforts to the affairs of the Company. Nothing in this Agreement shall be deemed to limit or otherwise reduce the obligations of any Member as set forth in any employment or other agreement between such Member and the Company.

ARTICLE 6

MANAGEMENT AND CONTROL

6.1 Powers of the Managers

Subject to the requirements of the Act, and except as expressly set forth in this Agreement, the business and affairs of the Company shall be managed and controlled by a board of Managers (herein, the “Board” or the “Managers”) to be appointed in accordance with Section 6.4 hereof, and, except as otherwise provided herein, the Managers shall have full and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as they deem necessary or appropriate to accomplish the purposes of the Company as set forth herein. Notwithstanding the foregoing, no Manager acting alone in his or her individual capacity shall have the authority to manage the Company or approve matters relating to, or otherwise to bind the Company, such powers being reserved to the Board acting in concert pursuant to a vote or consent action taken pursuant to Section 6.6 hereof. Notwithstanding the foregoing, the Board may delegate certain duties and responsibilities to officers of the Company, subject in all respects to such officers' supervision by the Board and the terms, conditions and limitations set forth in any employment agreement or other contract between such officers and the Company.

6.2 Limitation on Powers of Managers

Notwithstanding the foregoing, without the approval of a Supermajority in Interest, the Managers shall not have the authority to:

(a) require additional Capital Contributions by existing Members (it being agreed that raising capital upon the sale of Additional Units to third parties does not require such approval of a Supermajority in Interest);

(b) amend this Agreement;

(c) enter into or amend any transaction between the Company, on the one hand, and PPI, Jeffrey R. Kunin, Audrey G. Kunin, or their Affiliates (the “Kunin Parties”), on the other hand, except in connection with transactions made on commercially reasonable terms; loan transactions between the Company and the Kunin Parties bearing an annual interest rate of six percent (6%) or less are deemed to be made on commercially reasonable terms;

(d) incur any indebtedness for borrowed money on behalf of the Company, except on commercially reasonable terms; or

(e) terminate, dissolve or wind-up the Company;

For purposes of this Section 6.2, in the event of any transaction involving any of the Kunin Parties, each of PPI and the Company agree to deliver to the MGP Members all applicable documents and information pertaining to the proposed transaction involving the Kunin Parties (the “Related Party Transaction”) at least ten (10) days prior to the consummation of the proposed Related Party Transaction. The MGP Members shall have the right to review proposed Related Party Transaction and provide notice to the Company and PPI whether the MGP Members deem the proposed Related Party Transaction to be on commercially reasonable terms.

6.3 Duties of Managers

In addition to the rights and duties of the Managers set forth elsewhere in this Agreement and subject to the other provisions of this Agreement, the Managers shall be responsible for and are hereby authorized to:

(a) control the day to day operations of the Company;

(b) hire, appoint or terminate employees, agents, independent contractors or officers of the Company;

(c) carry out and effect all directions of the Members;

(d) select and engage the Company's accountants, attorneys, engineers and other professional advisors;

(e) apply for and obtain appropriate insurance coverage for the Company;

(f) temporarily invest funds of the Company in short term investments where there is appropriate safety of principal;

(g) acquire in the name of the Company by purchase, lease or otherwise, any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(h) engage in any kind of activity and perform and carry out contracts of any kind necessary to, in connection with, or incidental to the accomplishment of the purposes of the Company, so long as said activities and contracts may be lawfully carried on or performed by a limited liability company under the Act and are in the ordinary course of the Company's business; and

(i) negotiate, execute and perform all agreements, contracts, leases, loan documents and other instruments and exercise all rights and remedies of the Company in connection with the foregoing.

6.4 Number, Appointment, Tenure and Election of Managers

(a) From and after the date hereof, the Members agree to vote all of their Units over which they have control, and the Company will take all reasonable actions within its control, that may be necessary in order to cause:

(i) the authorized number of the total Managers of the Company to be established and maintained at three (3) Managers all of whom shall be designated by a Majority in Interest; and

(ii) the prompt removal (with or without cause) of any or all Managers of the Company upon the written request of a Majority in Interest (but only upon such written request and under no other circumstances).

(b) In the event that any Manager of the Company for any reason ceases to serve as a Manager of the Company during such Manager's term of office, the resulting vacancy shall be promptly filled by a person designated by a Majority in Interest.

(c) A Manager may resign from such position at any time upon giving thirty (30) days' prior Notice to the Company.

(d) Managers need not be Members or residents of the State of Missouri. A Manager may either be a natural person or individual, as well as any other Person.

6.5 Compensation

No Manager or Member shall be entitled to compensation for any services such Manager or such Member may render to or for the Company or be entitled to reimbursement of any general overhead expenses incurred by such Manager or Member in his, her or its capacity as a Manager or Member unless otherwise determined by the Board. Each Manager and, where applicable, Member, shall be entitled to reimbursement from the Company for all reasonable direct out-of-pocket expenses incurred on behalf of the Company upon presentation to the Company of receipts or other appropriate documentation evidencing such expenses.

6.6 Meetings of and Voting by Managers

(a) Meetings of the Managers shall be held at such time and at such places as they shall determine. In addition, any one Manager may, upon giving seven (7) days' Notice to the others, call a meeting of the Managers. No meeting of the Managers shall be held without a quorum being present, which shall consist of a majority of the Managers. Managers may participate in a meeting of the Managers by means of conference telephone or other similar communication equipment whereby all Managers participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting. Any action, decision or determination of the Board (whether referred to in this Agreement as an action, decision or determination of the “Board” or the “Managers”) shall require the favorable vote of a majority of the Managers.

(b) Each Manager shall have one (1) vote on all matters.

(c) The Managers shall keep the Members advised of all pending matters, prospective decisions and actions taken and shall consult with the Members on such matters as they deem appropriate.

(d) Though the Managers have no obligation to do so, they may refer any matter to a meeting of the Members for a decision.

(e) Any action required or permitted by this Agreement to be taken at any meeting of the Managers may be taken without a meeting, without prior Notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by a majority of the Managers. Prompt Notice of the taking of any action taken pursuant to this Section 6.6(e) by less than the unanimous written consent of the Managers shall be given to those Managers who have not consented in writing. A consent transmitted by electronic transmission by a Manager shall be deemed to be written and signed for purposes of this Section 6.6(e). A consent may be executed by electronic transmission and may be executed in counterparts.

(f) When any Notice is required to be given to any Manager hereunder, a waiver thereof in writing, signed by the Manager, whether before, at or after the time stated therein, shall be equivalent to the giving of such Notice. Further, a Manager may waive Notice of a meeting by attending such meeting without objection to a lack of Notice.

6.7 Officers

(a) The Managers may appoint a Chief Executive Officer, President, Secretary, Treasurer and such other officers as the business of the Company may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in this Agreement, or as the Managers may determine.

(b) The Chief Executive Officer shall have general and active management power and authority with respect to the day to day affairs of the Company and shall perform such duties and undertake such responsibilities as the Managers shall designate. The Chief Executive Officer shall see that all orders and resolutions of the Members are carried into effect.

(c) The President shall have such duties and responsibilities as may be set forth in any employment agreement with the Company or as otherwise determined by the Managers from time to time.

(d) The Secretary shall keep or cause to be kept a record of the affairs of the Company, including all orders and resolutions of the Members and record minutes of all such items in a book to be kept for that purpose. The Secretary shall also perform such other duties as may be prescribed by the Managers and/or the President.

(e) The Treasurer shall have responsibility for the safekeeping of the funds and securities of the Company, shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Company and shall keep or cause to be kept all other books of account and accounting records of the Company. The Treasurer shall have the general duties, powers and responsibility of a treasurer of a corporation and shall, unless otherwise provided by the Managers, be the chief financial and accounting officer of the Company. The Treasurer shall also perform such other duties and shall have such other responsibility and authority as may be prescribed by the Managers and/or the President.

(f) Each officer of the Company shall hold such office at the pleasure of the Managers or for such other period as the Managers may specify at the time of election or appointment, or until such officer's death, resignation or removal by the Managers. Officers may, but need not, be Managers and/or Members.

6.8 Authority to Execute Documents to be Filed Under the Act

Any authorized officer of the Company shall have the power and authority to execute, on behalf of the Company, or the Members, any document filed with the Secretary of State of Missouri pursuant to the terms of the Act.

ARTICLE 7

LIABILITY AND INDEMNIFICATION

7.1 Liability of Members

(a) A Member shall only be liable to make the payment of the Member's Capital Contributions required pursuant to Sections 3.1 and 3.2. No Member or Manager shall be liable for any obligations of the Company or any other Member or Manager, unless personally guaranteed by the Member or Manager pursuant to a separate document.

(b) No Member, except as otherwise specifically provided in the Act, shall be obligated to pay any distribution to or for the account of the Company or any creditor of the Company.

7.2 Indemnification

(a) The Members, the Managers, any officers of the Company, and their Affiliates, and their respective stockholders, members, managers, directors, officers, partners, agents and employees (individually and collectively, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses),judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (each a “Claim”), in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of such Indemnitee's status as any of the foregoing, which relates to or arises out of the Company, its assets, business or affairs, if in each of the foregoing cases (i) the Indemnitee acted in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee's conduct was unlawful, (ii) the Indemnitee's conduct did not constitute gross negligence or willful or wanton misconduct, (iii) the Indemnitee did not breach his, her or its duty of loyalty, to the Company or the Members, (iv) the Indemnitee did not receive any improper personal benefit with respect to the transaction at issue and (v) the Indemnitee did not materially breach any of his, her or its obligations under this Agreement, if any, or under any separate written agreement between the Company and such Indemnitee. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (i), (ii), (iii), (iv) or (v) above. Any indemnification pursuant to this Article 7 shall be made only out of the assets of the Company, and no Manager or Member shall have any personal liability on account thereof.

(b) In the event that an amendment to this Agreement reduces or eliminates any Indemnitee's right to indemnification pursuant to this Article 7, such amendment shall not be effective with respect to any Indemnitee's right to indemnification that accrued prior to the date of such amendment. For purposes of this subsection (b), a right to indemnification shall accrue as of the date of the event underlying the Claim that gives rise to such right to indemnification.

(c) All calculations of Claims and the amount of indemnification to which any Indemnitee is entitled under this Article 7 shall be made (i) giving effect to the tax consequences of any such Claim and (ii) after deduction of all proceeds of insurance net of retroactive premiums and self-insurance retention recoverable by the Indemnitee with respect to such Claims.

7.3 Expenses

Expenses (including reasonable legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in Section 7.2 may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, in the discretion of the Managers, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Article 7.

7.4 Non-Exclusivity

The indemnification and advancement of expenses set forth in this Article 7 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Act, the Articles, this Agreement, any other agreement, a vote of Members, a policy of insurance or otherwise, and shall not limit in any way any right which the Company may have to make additional indemnifications with respect to the same or different Persons or classes of Persons, as determined by the Managers. The indemnification and advancement of expenses set forth in this Article 7 shall continue as to an Indemnitee who has ceased to be a named Indemnitee and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such a Person.

7.5 Insurance

The Company may purchase and maintain insurance on behalf of the Indemnitees against any liability asserted against them and incurred by them in such capacity, or arising out of their status as Indemnitees, whether or not the Company would have the power to indemnify them against such liability under this Article 7.

7.6 Duties

(a) An authorized officer or Member or Manager shall discharge his, her or its duties hereunder in good faith, with the care a corporate officer of like position would exercise under similar circumstances, in the manner he, she or it reasonably believes to be in the best interest of the Company, and shall not be liable for any such action so taken or any failure to take such action, if he, she or it performs such duties in compliance with this subsection (a); provided, however, nothing herein shall be deemed to relieve any officer, Member or Manager from any obligations arising under any separate agreement between the Company and such officer, Member or Manager.

(b) No contract or other transaction between the Company and one or more of its Members, or between the Company and any Affiliate of a Member, or between the Company and any other Person in which one or more of the Members has a financial interest shall be void or voidable or in any way affected solely for this reason, or solely because such Member is present at or participates in the meeting which authorizes the contract or transaction, or solely because the Member's votes are counted for such purpose. Interested Members may be counted in determining the presence of a quorum at a meeting of the Members which authorizes the contract or transaction and in determining whether the Members have voted to authorize and approve such contract or transaction. This Section 7.6 shall not be construed to impair, invalidate, or in any way affect any contract or other transaction which would otherwise be valid under applicable law.

(c) Except as provided in this Section 7.6, any Person who is a Member and who is not a Manager shall have no duties to the Company or to the other Members solely by reason of acting in his, her or its capacity as a Member.

ARTICLE 8

TRANSFERS OF INTERESTS

8.1 General Restrictions

(a) No Member may Transfer all or any portion of such Member's Units, except as provided in this Article 8. Any purported Transfer of Units or a portion thereof in violation of the terms of this Agreement shall be null and void and of no effect. A permitted Transfer shall be effective as of the date specified in the instruments relating thereto. Any transferee desiring to make a further Transfer shall become subject to all the provisions of this Article 8 to the same extent and in the same manner as any Member desiring to make any Transfer.

(b) Subject to Section 8.2, no Member shall have the right to withdraw voluntarily from the Company as a Member, except upon ninety (90) days' Notice to the other Members and with the consent of the Managers and a Majority in Interest. In the event a Member voluntarily withdraws from the Company in violation of this Agreement, such Member (the “Member in Violation”) shall not be entitled to receive back his, her or its Capital Contribution and shall not be entitled to receive any other type or form of payment from the Company; instead, such Member in Violation shall have the status of an Assignee (and shall remain liable for any unpaid Capital Contributions or any required additional Capital Contributions) of its Units.

(c) All voting rights shall be forfeited with respect to any Units which are Transferred other than to a transferee who becomes a substitute Member (in accordance with Section 8.3), whether such Transfer is voluntary or involuntary, by order of a court or by operation of law.

(d) A Person shall cease to be a Member upon assignment of all such Member's Units.

(e) In the event that an Assignee exists as to the Units, the voting percentages of all the holders of Units (other than the Member who has withdrawn from the Company as a Member or has Transferred his, her or its Units) shall be adjusted on a pro rata basis to equal one hundred percent (100%), until such time as the Assignee of the Units is admitted as a substitute Member pursuant to Section 8.3, at which time the voting percentages shall then be adjusted again on a pro rata basis to equal one hundred percent (100%), taking into account such substitute Member's Units. An Assignee has only those rights described in the definition of “Assignee” in Section 2.1.

(f) If a Member who is an individual dies or a court of competent jurisdiction judges the Member to be incompetent to manage his or her person or property, then the Member's executor, administrator, guardian, conservator or other legal representative shall automatically become an Assignee of such Member's Units (subject to the terms of any separate agreement between the Company and such Member).

(g) The Company, each Member and any other Person having business with the Company need deal only with the Members who are admitted as Members or as substitute Members, and they shall not be required to deal with any other Person by reason of Transfer of Units by a Member or by reason of the death of a Member, except as otherwise provided in this Agreement. In the absence of the substitution (as provided in Section 8.3) of a Member for a Transferring or a deceased Member, any payment to a Member or to a Member's executors or administrators shall acquit the Company of all liability to any other Person who may be interested in such payment by reason of a Transfer by, or the death of, such Member.

8.2 Permitted Transfers

(a) Except as otherwise provided in this Section 8.2, each Member shall have the right to Transfer (but not to substitute the transferee as a substitute Member in such Member's place, except in accordance with Section 8.3), by a written instrument, all or any portion of such Member's Units, if, and only if (i) the Managers and a Majority in Interest have consented in writing to such Transfer, (ii) the Transfer is to a Permitted Assignee, (iii) the Member complies with the rights and options set forth in Sections 8.6 through 8.9, as applicable, or (iv) the Transfer constitutes a Transfer of less than 50% of the Units held by such Member.

(b) Unless and until admitted as a substitute Member pursuant to Section 8.3, a transferee of a Member's Units in whole or in part shall be an Assignee with respect to such Transferred Units.

8.3 Substitute Members

No transferee of all or any portion of a Member's Units shall become a substitute Member in place of the transferor unless and until:

(a) the transferee has executed an instrument accepting and adopting the terms and provisions of the Articles and this Agreement;

(b) the transferee has caused to be paid all reasonable expenses of the Company in connection with the admission of the transferee as a substitute Member; and

(c) except for Transfers pursuant to Section 8.2(a)(i)-(iii) (but not Section 8.2(a)(iv), which does require the following consent), the Managers and a Majority in Interest shall have consented (which consent may be unreasonably or arbitrarily withheld) in writing to such transferee becoming a substitute Member.

Section 8.3(a) and (b) also apply to a transferee who is already a Member at the time of the Transfer; provided, however, that if such Transfer occurs pursuant to Section 8.6, such transferee Member shall automatically become a substitute Member with respect to the Transferred Units. Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the Managers shall cause the books and records of the Company to reflect the admission of the transferee as a substitute Member to the extent of the Transferred Units held by the transferee.

8.4 Effect of Admission as a Substitute Member

A transferee who has become a substitute Member has, to the extent of the Transferred Units, all the rights, powers and benefits of and is subject to the restrictions and liabilities of a Member under the Articles, this Agreement and the Act. Upon admission of a transferee as a substitute Member, the transferor of the Units so acquired by the substitute Member shall cease to be a Member of the Company to the extent of such Transferred Units.

8.5 Additional Members

Any Person acceptable to the Managers and a Majority in Interest may become an additional Member of the Company for such consideration as a vote of the Managers shall determine, provided that such additional Member complies with all the requirements of a transferee under Sections 8.3. Prior to the admission of an additional Member, the Managers may revalue the Capital Account balances of the Members consistent with the provisions of Treasury Regulations Section 1.704-l(b)(2)(iv)(f) and (g). No additional Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.

8.6 Right of First Refusal; Tag Along Rights

If at any time a Member (the “Selling Member”) desires to Transfer 50% or more of his, her or its Units (the “Subject Units”) to a third party pursuant to a bona fide offer to purchase for cash, or cash and notes, the following shall apply:

(a) The Selling Member shall give to each other Member (collectively, the “Other Members”) a written offer (the “Offer”) setting forth: (i) the amount of Units that constitute the Subject Units; (ii) the name of the proposed purchaser; (iii) the per Unit purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the Other Members to determine a relative valuation thereof; and (iv) the proposed date, time and location of the closing of the Transfer.

(b) The Other Members shall have thirty (30) days from the receipt of the Offer to accept the terms and conditions set forth in the Offer, as buyer, by giving written Notice thereof to the Selling Member. Each such Notice shall state the amount of the Subject Units such Other Member would like to purchase up to a maximum amount equal to such Other Member's ROFR Pro Rata Share of the total Subject Units amount plus the additional amount of such Subject Units such Other Member would like to purchase in excess of his, her or its ROFR Pro Rata Share (the “ROFR Over-Allotment Amount”), if any, if the remaining Other Members do not elect to purchase their full ROFR Pro Rata Shares of the Subject Units. The rights of each Other Member to purchase the Subject Units in excess of each such Other Member's ROFR Pro Rata Share of the Subject Units shall be based on the relative ROFR Pro Rata Shares of those Other Members desiring ROFR Over-Allotment Amounts (or as otherwise agreed to by such Other Members).

(c) If some or all of the Other Members agree to purchase all (but not less than all) of the Subject Units, then the Selling Member and the Other Members who are purchasing shall close the purchase upon the terms and conditions of the Offer within sixty (60) days after the Offer is made (or, if later, the closing date set forth in the Offer). If the purchase price set forth in the Offer includes any secured notes and/or third party guarantees, a pledge of the Subject Units as collateral by the purchasing Other Members shall be deemed equivalent to the collateral described in the Offer.

(d) If the Other Members fail to agree to purchase all of the Subject Units within the time period set out above, the Selling Member shall have the right (subject to compliance with the provisions of Section 8.3 (excluding subsection (c) thereof) to consummate the sale or conveyance of all of the Subject Units so long as (i) the purchaser is the proposed purchaser named in the Offer, (ii) the price, payment and other terms are at least as favorable to the Selling Member as those set forth in the Offer, (iii) the closing occurs on or before the date set forth in the Offer (but no more than one hundred twenty (120) days after the date of the Offer), and (iv) if any Other Member makes any applicable election described in subsection (e) below, the Units of such Other Member is also purchased by the proposed purchaser, and (v) unless all of the Units of the Company are being sold under subsection (e) below, the purchaser is not a competitor (or Person affiliated or related to a competitor) of the Company (as determined by the Managers).

(e) If the Other Members fail to agree to purchase all of the Subject Units within the time period setout above, then for a period of fifteen (15) days following the expiration of the Offer to the Other Members each of the Other Members shall have the right to elect to participate in the sale as a seller of the same percentage of Units held by such other Member as applicable to the Selling Member along with the sale by the Selling Member(s) for the same consideration per percent of Units and upon the same terms and conditions as the Selling Member(s), subject to any appropriate adjustments to reflect disproportionate Capital Account balances. The Member(s) exercising such right shall give written Notice of exercise to the Company and the other applicable Members by the end of such fifteen (15) day period. At the closing, each participating Member shall execute and deliver all documents as may be reasonably required to effectuate the transfer of the applicable Units, free and clear of all liens, claims and encumbrances of any type, other than this Agreement, and each participating Member shall execute such other instruments as may be reasonably required of all participating Members. All employment, consulting, covenant not to compete and similar payments or amounts to be paid, directly or indirectly, to a Member or its affiliates by the purchaser or its affiliates (and not all Members holding Units on a pro rata basis) shall be limited to reasonable amounts.

(f) Any purchaser of Subject Units under subsection (d) or (e) above desiring to make a further sale or conveyance of any part of the Subject Units shall be subject to this Section.

(g) The provisions of this Section 8.6 shall not apply to the Transfer of any Units from a Member to any Permitted Assignee of such Member.

8.7 Drag Along Rights

(a) Notwithstanding anything to the contrary contained herein, if a Majority in Interest elects to participate in an Approved Sale, then the Members constituting a Majority in Interest (the “Electing Members”) may give all other Members and any Assignee a Notice, which Notice shall be given not less than less than fifteen (15) days prior to the date of such proposed Approved Sale and shall contain the same information that is set forth in an Offer, and the other Members and Assignees will at the election of such Electing Members (i) consent to and raise no objections against the Approved Sale or the process pursuant to which the Approved Sale was arranged and (ii) if the Approved Sale is structured as a sale of Units, each Member and Assignee will agree to sell such Member's or Assignee's Units on the terms and conditions of the Approved Sale. Each Member and Assignee will take all necessary and desirable actions as directed by the Electing Members in connection with the consummation of any Approved Sale, including without limitation executing the applicable purchase agreement and granting indemnification rights; provided that any Member or Assignee required to make indemnification payments in connection with any Approved Sale shall have a right to recover from the other Members and Assignees to the extent that the amount required to be paid by such Member or Assignee is disproportionate to the proportion of the total consideration received by all Members and Assignees, compared to the consideration actually received by such Member or Assignee. The Members shall be excused from compliance with Section 8.6 for any Approved Sale in which the Electing Members exercise the rights contained in this Section 8.7 to require participation of the other Members in the Approved Sale.

(b) Each Member and Assignee will bear his, her or its pro rata share (based upon the number of Units sold) of the reasonable costs of any sale of Units pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all selling Members and Assignees and are not otherwise paid by the Company or the acquiring Person. Costs incurred by any Member or Assignee on his, her or its own behalf will not be considered costs of the Approved Sale.

8.8 Put Option

(a) At any time after the date that is four (4) years from the Effective Date, the MGP Members shall have the right, exercisable in their absolute discretion, to elect to sell their Units to the Company by delivering at least a twelve (12) month (the “Redemption Period”) prior Notice to the Company and PPI (the “Put Notice”). Upon delivery of the Put Notice, PPI may elect to initiate a process for an Approved Sale during the Redemption Period. If PPI does not elect to exercise its rights with respect to such Approved Sale by the expiration of the Redemption Period in accordance with this Section 8.8, the Company shall purchase all of the MGP Members' Units put to the Company pursuant to this Section 8.8 within one hundred twenty (120) days after the date of expiration of the Redemption Period. The purchase price for each MGP Members' Units pursuant to this Section 8.8 shall be equal to the greater of: (i) such MGP Member's Capital Contributions set forth on Schedule A as of the Effective Date; or (ii) the MGP Fair Market Value of such Units as of the date of the Put Notice, as determined in accordance with subsection (b) below (such applicable purchase price herein referred to as the “Put Price”).

(b) For purposes hereof, “MGP Fair Market Value” means, as to each MGP Member, the fair market value of such MGP Member's Units as of the date of the Put Notice as determined by the mutual agreement of the Members within ninety (90) days after the expiration of the Redemption Period (such period, the “MGP Put Determination Period”); provided that if the Members do not agree as to the MGP Fair Market Value of each MGP Member's Units within the MGP Put Determination Period, the Members shall work together to agree upon a third party appraiser to determine the MGP Fair Market Value of each MGP Member's Units as of the date of the Put Notice, but if no such agreement is reached within ten (10) days of a party giving Notice to the other of the inability to reach agreement as to a third party appraiser, (i) the MGP Members, on the one hand, and PPI, on the other, shall each select a third party appraiser within five (5) days thereafter, (ii) such appraisers shall mutually select an additional third party appraiser (the “MGP Put Final Appraiser”) within five (5) days of their appointment, and (iii) within five (5) days thereafter, the MGP Put Final Appraiser acting alone shall render an opinion stating the MGP Fair Market Value of each MGP Member's Units as of the date of the Put Notice (the costs for which shall be paid by the Company).

(c) At the discretion of the Company, such payment may be paid pursuant to a promissory note dated as of the closing of such transaction, providing for consecutive equal monthly installments over three (3) years. Said promissory note shall be secured by a joint and several personal guaranty of Jeffrey R. Kunin and Audrey G. Kunin. The interest rate payable on the unpaid balance of the promissory note shall be adjusted annually and for any given period shall be an annual rate equal to the Prime Rate in effect on the first banking day of such year.

(d) During the Redemption Period, after delivery of the Put Notice, and if elected by PPI as provided above, the Members shall utilize commercially reasonable efforts and shall cooperate in good faith to facilitate and enter into the Approved Sale. If, at the expiration of the Redemption Period, the Members (or the Company, as applicable) have not been able to enter into a binding agreement for the consummation of the Approved Sale as contemplated above, the Company shall be required to purchase the MGP Members' Units in accordance with the requirements of Section 8.8(a) above.

8.9 Purchase upon PPI Change in Control.

(a) If at any time Audrey G. Kunin and/or Jeffrey R. Kunin fail to Control PPI, the Company shall have the right, exercisable in its absolute discretion, to purchase PPI's Units by delivering Notice to PPI (the “Purchase Notice”). If the Company elects to purchase such Units, the Company shall purchase all of PPI's Units pursuant to this Section 8.9 within one hundred twenty (120) days after the date of the Purchase Notice (as tolled pursuant to subsection below for any determination of the PPI Fair Market Value). The purchase price for PPI's Units pursuant to this Section 8.9 (the “PPI Purchase Price”) shall be equal to the PP! Fair Market Value of such Units as of the date of the Purchase Notice, as determined in accordance with subsection (b) below.

(b) For purposes hereof, “PPI Fair Market Value” means the fair market value of PPI's Units as of the date of the Purchase Notice as determined by the mutual agreement of MGP and PPI within ninety (90) days after the date of the Purchase Notice (such period, the “PPI Purchase Determination Period”); provided that if MGP and PPI do not agree as to the PP! Fair Market Value of PPI's Units within the PPI Purchase Determination Period, MGP and PPI shall work together to agree upon a third party appraiser to determine the PPI Fair Market Value of PPI's Units as of the date of the Purchase Notice, but if no such agreement is reached within ten (I 0) days of a party giving Notice to the other of the inability to reach agreement as to a third party appraiser, (i) MGP and PPI shall each select a third party appraiser within five (5) days thereafter, (ii) such appraisers shall mutually select au additional third party appraiser (the “PPI Purchase Final Appraiser”) within five (5) days of their appointment, and (iii) within five (5) days thereafter, the PPI Purchase Final Appraiser acting alone shall render an opinion stating the PP! Fair Market Value of PPI's Units as of the date of the Purchase Notice (the costs for which shall be paid by the Company).

(c) At the discretion of the Company, such payment may be paid pursuant to a promissory note dated as of the closing of such transaction, providing for consecutive equal monthly installments over three (3) years. The interest rate payable on the unpaid balance of the promissory note shall be adjusted annually and for any given period shall be an annual rate equal to the Prime Rate in effect on the first banking day of such year. Further, in the event that the Company has received life insurance proceeds resulting from the death of Audrey G. Kunin, the Members acknowledge and agree that the Company, at the option of MGP, shall be entitled to use all or any portion of the life insurance proceeds toward the PPI Purchase Price (provided that the Company has and exercises the option to purchase under subsections (a) and (b) above). At the determination of the Board, the Company shall maintain and continue to pay key man life insurance on the life of Audrey G. Kunin and provide at least thirty (30) days' Notice to MGP of any material changes, lapses or cancellation of such policy (or, at the discretion of the Board, the Company may transfer such responsibility to MGP and, in such event, MGP shall have the option to maintain and continue the same). In the event the Board determines to transfer such responsibility to MGP, MGP may elect to change the beneficiary of such policy.

8.10 Purchase Terms Varied By Agreement

Provided that the restrictions set forth in this Agreement have been satisfied, nothing contained herein is intended to prohibit the Members from agreeing upon other terms and conditions for the purchase by the Company or any other Member of the Units (or any provision thereof) of any Member desiring to retire, withdraw or resign.

8.11 Delivery

(a) If, with respect to any Units to be Transferred hereunder, a Member or Assignee is not present at the time and place designated for a closing, or, if present, fails to produce the any documentation evidencing the Transfer of such Units or fails to satisfy any other obligation to be satisfied at the closing, as aforesaid, for any reason whatsoever or no reason, then the purchase price and any other document or instrument required of the Company and/or any other purchaser, as the case may be, for the purchase of such Units at the closing (“Closing Documentation”) shall be deposited with the secretary of the Company. The foregoing shall constitute valid payment even though such Member or Assignee shall voluntarily encumber and dispose of said Units contrary to the provisions hereof and irrespective of the fact that any pledgee, transferee or other person or entity may thereby have acquired an interest in any such Units or the fact that a certificate or certificates or any other instrument of transfer for any such Units may have been delivered to any pledgee, transferee or other person or entity.

(b) If the Closing Documentation is deposited with the secretary of the Company as provided herein, then from and after the date of such deposit and even if the certificates or other documentation evidencing the Units have not been delivered to the Company or any other purchaser, as the case may be, the Transfer of the Units shall be deemed to have been fully effected and all title and interest in and to the Units so Transferred shall be deemed to have been vested in the Company and/or any other purchaser, as the case may be, and all rights of the Member or of any Assignee or any other Person having an interest therein, as a holder of such Units or otherwise, shall terminate except for the right to receive the Closing Documentation, but without interest; and the secretary of the Company, as attorney in fact for and in the name of such Member or Assignee, shall cause the Units so Transferred to be Transferred on the books of the Company to the Company and/or any other purchaser, as the case may be, and shall issue a new certificate or certificates or other such documentation therefor to the purchaser(s) thereof. Each Member and Assignee does hereby irrevocably appoint and designate the secretary of the Company and any successors in office as its attorney in fact, for and on its behalf, to receive, receipt for, hold and collect the said Closing Documentation, to effect the Transfer of Units subject to this Section 8.11 on the books of the Company, and to issue said certificate or certificates or other such documents in the manner above provided. Each such Member or Assignee shall be entitled to receive the Closing Documentation upon delivery to the Company of the certificates or other such documents evidencing the Units so Transferred, together with any document or instrument required of such Member or Assignee, all in form and substance satisfactory to the Company.

8.12 Warranties of Member for Transferred Units

At the time of the Transfer of Units pursuant to this Agreement, each such Member or Assignee shall be deemed to warrant that such Units are Transferred to the Company and/or any other purchaser, as the case may be, free and clear of any and all liens, encumbrances and claims of any kind or character. In the event that any such Units to be Transferred pursuant to this Agreement is subject to any lien, encumbrance or claim, the Company and/or the other purchasers, as the case may be, at such purchaser party's election and notwithstanding any other provision contained in this Agreement, may:

(a) postpone payment of the purchase price for such Units until such time as the lien, encumbrance or claim has been discharged, but in such case such Units shall immediately be Transferred of record to the purchaser; or

(b) in lieu of and in satisfaction of the purchase price for such Units, either: (i) disburse directly to said lienholder, encumbrancer or claimant, if the amount of such claim be liquidated, such part of the purchase price as may be adequate to discharge said lien, encumbrance or claim; or (ii) in the event that any such lien, encumbrance or claim is in excess of the amount of the purchase price hereunder, then the Company and/or the other purchasers, as the case may be, may, but shall not be obligated to, disburse the purchase price and any additional amounts needed to discharge said lien, encumbrance or claim to such lienholder, encumbrancer or claimant; and upon the occurrence of the action described in either part (i) or of this subsection (b), any lien, encumbrance or claim against the Units shall be fully released and discharged and such Units shall be free and clear of all liens, encumbrances and claims and the Company and/or the other purchasers, as the case may be, shall have a claim against such Member or Assignee for any funds paid in excess of the purchase price to obtain the discharge of any and all such liens, encumbrances and claims.

8.13 The Company's Right to Refuse Transfer

The Company is hereby irrevocably authorized by each Member to refuse to make any Transfer of any Units which would not be in accordance with the terms of this Agreement, and the Company and all of its Members, Managers and officers are hereby released and relieved from any and all liability which might arise from the refusal to make any such Transfer.

ARTICLE 9

DISSOLUTION AND TERMINATION

9.1 Events Causing Dissolution

(a) The Company shall be dissolved upon the first to occur of the following events:

(i) Interest to dissolve; or

(ii) The sale or other disposition of substantially all of the assets of the Company and the receipt and distribution of all the proceeds therefrom; or

(iii) Except as otherwise agreed upon in this Agreement, any other event causing a dissolution of the Company under the provisions of the Act.

(b) Upon an Event of Withdrawal of a Member or upon the occurrence of any other event which terminates the continued membership of a Member in the Company, the Company shall not be dissolved and the business of the Company shall continue. Each Member hereby specifically consents to such continuation of the business of the Company upon the Event of Withdrawal of any Member.

(c) Within ninety (90) days after the occurrence of an event that terminates the continued membership of the last remaining Member, the personal representative of such last remaining Member or its nominee or designee shall be obligated to agree in writing to continue the Company effective as of the occurrence of the event that terminated the continued membership of the last remaining Member, and such personal representative or nominee or designee shall automatically be deemed admitted as a Member, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member.

9.2 Notices to Secretary of State

As soon as possible following the occurrence of the events specified in Section 9.1 above, the Company shall file all documents required under the Act with the Secretary of State of the State of Missouri.

9.3 Cash Distributions Upon Dissolution

Upon the dissolution of the Company as a result of the occurrence of any of the events set forth in Section 9.1, the Managers shall proceed to wind up the affairs of and liquidate the Company and the Liquidation Proceeds shall be applied and distributed in the following order of priority:

(a) First, to the payment of debts and liabilities of the Company in the order of priority as provided by law (including any loans or advances that may have been made by any of the Members to the Company) and the expenses of liquidation.

(b) Second, to the establishment of any reserve which the Managers may deem reasonably necessary for any contingent, conditional or unasserted claims or obligations of the Company. Such reserve may be paid over by the Managers to an escrow agent to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by the Managers, for distribution of the balance in the manner provided in this Article 9.

(c) Third, to the MGP Members, pro rata in proportion to and in an amount equal to their Unreturned Capital Contributions;

(d) Fourth, to PPI, in proportion to and in an amount equal to its Unreturned Capital Contributions; and

(e) Finally, to the Members, pro rata in proportion to their respective Percentage Interests.

In the event the Company enters into a transaction or series of related transactions for the sale of all or substantially all of the Company's assets to any person or group, the proceeds from such sale shall be distributed in accordance with Section 9.3(a)-(e) above.

9.4 In-Kind

Notwithstanding the foregoing, in the event the Managers shall determine that an immediate sale of part or all of the Property would cause undue loss to the Members, or the Managers determine that it would be in the best interest of the Members to distribute the Property to the Members in-kind (which distributions do not, as to the in-kind portions, have to be in the same proportions as they would be if cash were distributed, but all such in-kind distributions shall be equalized, to the extent necessary, with cash), then the Managers may either defer liquidation of, and withhold from distribution for a reasonable time, any of the Property except that necessary to satisfy the Company's debts and obligations, or distribute the Property to the Members in-kind.

ARTICLE 10

ACCOUNTING AND BANK ACCOUNTS

10.1 Fiscal Year and Accounting Method

The fiscal year and taxable year of the Company shall be as designated by the Managers in accordance with the Code. The Managers shall also determine the accounting method to be used by the Company.

10.2 Books and Records

The books and records of the Company shall be maintained at its principal place of business.

The Company shall keep the following books and records:

A current and past list, setting forth in alphabetical order the full name and last known mailing address of each Member and Manager to the extent provided by the Act, which shall be provided to such Member, without cost, upon his, her or its written request;

(i) A copy of the Articles and amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments have been executed;

(ii) Copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent years or, if such returns and reports were not prepared for any reason, copies of the information and records provided to, or which should have been provided to, the Members to enable them to prepare their federal, state and local tax returns for such period;

(iii) Copies of this Agreement, and all amendments thereto, and copies of any written operating agreements no longer in effect together with executed copies of any powers of attorney pursuant to which such documents have been executed;

(iv) Copies of any financial statements of the Company for the three (3) most recent years;

(v) Copies of writings setting out the amount of cash and a statement of the agreed value of other property or services contributed or agreed to be contributed by each Member;

(vi) Copies of any written promise by a Member to make a Capital Contribution to the Company;

(vii) Copies of any written consents by the Members to the admission of any Person as a Member of the Company; and

(viii) Copies of any other instruments or documents reflecting matters required to be in writing pursuant to this Agreement.

Each Member (or such Member's designated representative) shall have the right during ordinary business hours and upon reasonable Notice to inspect and copy (at such Member's own expense) the books and records of the Company required to be kept by Section 10.2(b) hereof.

(c) The Managers shall have the right to keep confidential from the Members for such periods of time as the Managers deem reasonable, any information which the Managers reasonably believe to be in the nature of a trade secret or other information the disclosure of which the Managers in good faith believe is not in the best interest of the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

10.3 Books and Financial Reports

(a) Proper and complete records and books of account shall be kept by the Managers in which shall be entered all transactions and other matters relative to the Company business.

(b) The Company shall have prepared at least annually, at the Company's expense, financial statements (balance sheet, statement of income or loss, Members' equity, and changes in financial position).

(c) The Company shall furnish to each Member holding 5% or more of the Units of the Company (each, a “Qualified Member”) the following:

(i) As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, audited consolidated balance sheets of the Company as of the end of each such fiscal year and audited consolidated statements of income, cash flows and Members' equity for such fiscal year, in each case setting forth in comparative form the figures for the previous fiscal year (except for 2015), accompanied by the certification of independent certified public accountants of recognized national standing selected by the Managers, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members' equity for the periods covered thereby; and

(ii) As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each fiscal year of the Company (other than the last fiscal quarter of the fiscal year), unaudited consolidated balance sheets of the Company as of the end of each such fiscal quarter and for the current fiscal year to date and unaudited consolidated statements of income, cash flows and Members' equity for such fiscal quarter and for the current fiscal year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(d) Upon reasonable notice from a Qualified Member, the Company shall, and shall cause its Managers, officers and employees to, afford each Qualified Member and its representatives reasonable access during normal business hours to (i) the Company's properties, offices, plants and other facilities, (ii) the corporate, financial and similar records, reports and documents of the Company, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members or Managers, and to permit each Qualified Member and its representatives to examine such documents and make copies thereof, and (iii) the Company's officers, senior employees and public accountants, and to afford each Qualified Member and its representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company with its officers, senior employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Qualified Member and its representatives such affairs, finances and accounts).

(e) Not later than thirty (30) days prior to the commencement of each fiscal year of the Company, the Company shall prepare, submit to and obtain the unanimous approval of the Managers of a business plan and monthly and annual operating budgets for the Company in detail for the upcoming fiscal year, including capital and operating expense budgets, cash flow projections, covenant compliance calculations of all outstanding and projected indebtedness, and profit and loss projections, all itemized in reasonable detail (including itemization of provisions for officers' compensation) (the “Budget”). The Company shall operate in all material respects in accordance with the Budget. The Company shall review the Budget periodically and shall not make any material changes thereto without the approval of the Managers.

10.4 Tax Returns and Elections

(a) The Company shall cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements required by applicable law.

(b) As soon as reasonably practicable after the end of each fiscal year of the Company, the Company shall cause to be prepared and delivered to each Member all information with respect to the Company necessary for the Member's federal and state income tax returns.

10.5 Bank Accounts

All funds of the Company shall be deposited in a separate bank, money market or similar account(s) approved by the Managers and in the Company's name. Withdrawals therefrom shall be made only by Persons authorized to do so by the Managers.

ARTICLE 11 MISCELLANEOUS

11.1 Title to Property; No Partition

Title to the Property shall be held in the name of the Company. No Member shall individually have any ownership interest or rights in the Property except indirectly by virtue of such Member's ownership of an Interest. No Member shall have any right to any specific assets of the Company upon the liquidation of, or any distribution from, the Company. The Members agree that the Property is not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all right such Member may have to maintain any action for partition of any of the Property.

11.2 Waiver of Default

No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by the Company or a Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of the Company or a Member or to declare such party in default shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

11.3 Notice

(a) Any Notice required or permitted to be given hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by postage pre-paid first class certified United States mail, (iii) transmitted by pre-paid, overnight delivery, or (iv) transmitted by electronic transmission.

(b) All Notices and other communications shall be deemed to have been duly given, received and effective on (i) the date of receipt if delivered personally, (ii) two (2) business days after the date of posting if transmitted by mail, (iii) the business day after the date of transmission if by overnight delivery, or (iv) if transmitted by electronic transmission, the date of transmission with confirmation by the originating transmission machine of receipt by the receiving machine of such transmission.

(c) Any Member may change his, her or its address for purposes hereof by Notice given to the other Members and the Company.

(d) Notices hereunder shall be directed to the last known address of a Member as shown in the records of the Company.

11.4 Amendment

(a) Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be altered, modified or changed except by an amendment approved by a Supermajority in Interest. No amendment shall negatively affect a Member's rights or obligations under Sections 4.1 or 9.3 of this Agreement without such Member's approval.

(b) In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the Managers without the consent of the Members (i) to cure any ambiguity or to correct or supplement any provision herein which may be inconsistent with any other provision herein or (ii) to delete or add any provisions of this Agreement required to be so deleted or added by federal, state or local law or by the Securities and Exchange Commission, the Internal Revenue Service, or any other Federal agency or by a state securities or “blue sky” commission, a state revenue or taxing authority or any other similar entity or official.

11.5 No Third Party Rights

Except with respect to Section 7.2, none of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company. The parties to this Agreement expressly retain any and all rights to amend this Agreement as herein provided, notwithstanding any interest in this Agreement or in any party to this Agreement held by any other Person.

11.6 Severability

In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

11.7 Nature of Interest in the Company

A Member's Interest shall be personal property for all purposes.

11.8 Binding Agreement

Subject to the restrictions on the disposition of Units herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

11.9 Headings

The headings of the Articles and Sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

11.10 Word Meanings

The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires.

11.11 Counterparts

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

11.12 Entire Agreement

This Agreement contains the entire agreement between the parties and supersedes all prior writings or agreements with respect to the subject matter hereof. This Agreement amends and restates in its entirety the operating agreement of the Company in effect immediately prior to the execution and delivery of this Agreement.

11.13 Acknowledgments

Each Member acknowledges and agrees that the firm of Bryan Cave LLP has represented the Company and not any Member individually with respect to this Agreement. Each Member acknowledges and agrees that such Member has been advised to seek separate counsel with respect to the Company, this Agreement and all matters pertaining thereto.

11.14 Setoff

Without limiting any other right the Company may have, the Company, in its sole discretion, may set off against any amounts due a Member from the Company any and all liquidated amounts then or thereafter owed to the Company by the Member in any capacity, whether or not such amount or the obligations to pay such amount owed by the Member is then due.

11.15 Sale Proceeds Sharing Agreements

All parties hereto acknowledge and agree that the Company and PPI have entered into Sale Proceeds Sharing Agreements with the Initial Employees and that the payments of any awards thereunder are to be paid, if at all, solely by PPL with respect to any Sale Proceeds Sharing Agreements entered into with any other employees of the Company, the Members agree that the Company shall fund the payments required thereunder.

11.16 Non Disclosure

Each Member for itself and on behalf of its Affiliates agrees to keep the provisions of this Agreement and all schedules, appendices and exhibits hereto in confidence except pursuant to the requirements of applicable law and shall not publish or otherwise disclose the same at any time without the prior written consent of all the Members (except as otherwise provided below). All non-public and other confidential information regarding the Company and its Members shall be treated with confidentiality by the Company and the Members and not disclosed by the Company or the Members to third parties (other than as necessary in the ordinary course of and to further the business of the Company) without the prior approval of a Supermajority in Interest (or a specific Member, if the non-public or confidential information pertains to such Member); provided, however, (a) the Company and the Members may disclose such information to their respective attorneys, accountants and other professional advisors who have a need for such information provided that such persons are informed of the confidential nature of the information and are directed to maintain the confidentiality thereof, and (b) the Managers may cause the Company to share financial information about the Company, as well as this Agreement, with prospective investors in the Company (subject to the execution of a commercially reasonable confidentiality agreement by any such prospective investor). The confidentiality obligations of the Members shall survive any termination of the membership of any Member in the Company.

11.17 Governing Law

This Agreement shall be construed according to and governed by the laws of the State of Missouri.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

THE MEMBERS:

Midwest Growth Partners LLLP

By:	/s/ John Mickelson
Name: John Mickelson
Title: Managing Partner

By:	/s/ Amanda Mahoski
Amanda Mahoski

Papillon Partners, Inc. f/k/a DERMAdoctor, Inc.

By:	/s/ Audrey Kunin
Name: Audrey Kunin
Title: CEO

THE COMPANY:

DERMAdoctor, LLC

By:	/s/ Audrey Kunin
Name: Audrey Kunin
Title: CEO

Signature Page to Amended and Restated Operating Agreement

SCHEDULE A - MEMBERS

Name	Capital Contributions	Units	Percentage Interest
Midwest Growth Partners LLLP	$1,745,000	236,821.5	23.68%
Amanda Mahoski	$5,000	678.5	0.07%
Papillon Partners, Inc. f/k/a DERMAdoctor, Inc.	$3,515,431.05	762,500	76.25%
Totals	$5,265,431.05	1,000,000	100%

Schedule A

SCHEDULE B-TAXES

1. Definitions.

“Adjusted Capital Account” means the Capital Account balance of a Member increased by such Member's Share of Company Minimum Gain.

“Capital Account” means a separate account established by the Company and maintained for each Member in accordance with this Schedule B. The parties agree, however, that PPI has not received and will not receive credit for any Capital Contributions attributable to the Units of the MGP Members purchased by PPI under the Unit Purchase Agreement between PPI and the MGP Members dated as of the Effective Date, and therefore, as of the Effective Date, the MGP Members' Capital Contributions and Capital Accounts have been reduced by the Capital Contributions attributable to such Units sold thereunder, which were sold at a loss by the MGP Members to PPI, but PPI's Capital Contributions and Capital Account have not been increased as a result thereof.

“Member's Share of Company Minimum Gain” means an amount determined (i) in accordance with rules applicable to partnerships in Treasury Regulation Section 1.704-2(g) with respect to a nonrecourse liability of the Company in which no Member bears the economic risk of loss and (ii) in accordance with rules applicable to partnerships in Treasury Regulation Section 1.704-2(i) with respect to a nonrecourse liability of the Company in which any Member bears any portion of the economic risk of loss.

“Minimum Gain” means the amount of gain, if any, as set forth in rules applicable to partnerships in Treasury Regulations Section 1.704-2(d) that would be realized by the Company if it disposed of (in a taxable transaction) property subject to a nonrecourse liability of such Company, in full satisfaction of such liability (and for no other consideration).

“New Audit Rules” means the new partnership audit rules enacted under the Bipartisan Budget Act of 2015.

“Profits and Losses For Tax Purposes” means, for accounting and tax purposes, the various items with respect to partnerships set forth in Section 702(a) of the Code and all applicable regulations, or any successor law, and shall include, but not be limited to, items such as capital gain or loss, tax preferences, credits, depreciation, other deductions and depreciation recapture.

“Treasury Regulations” means the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

2. Maintenance of Capital Accounts.

The Company shall maintain for each Member a separate account (“Capital Account”) in accordance with the rules applicable to partnerships in Treasury Regulation 1.704- 1(b)(2)(iv) or any successor Treasury Regulations which by their terms would be applicable to the Company. No Member shall be entitled to receive or be credited with any interest on the balance of such Member's Capital Account at any time.

Schedule B-1

3. Allocation of Profits and Losses For Tax Purposes.

Except as otherwise provided in Section 4 of this Schedule B, all Profits and Losses for Tax Purposes of the Company shall be allocated among the Members in accordance with this Section 3.

(a) Losses for each year shall be allocated in the following order of priority:

(i) First, to the Members pro rata in proportion to the amount by which each Member's Adjusted Capital Account balance exceeds such Member's Unreturned Capital Contributions until each Member's Adjusted Capital Account balance equals such Member's Unreturned Capital Contributions;

(ii) Second, to PPI in proportion to its positive Adjusted Capital Account balances until PPI's Adjusted Capital Account is reduced to zero;

(iii) Third, to the MGP Members pro rata in proportion to their positive Adjusted Capital Account balances until each MGP Member's Adjusted Capital Account is reduced to zero; and

(iv) Finally, to the Member or Members who bear the economic risk of loss in accordance with the applicable Treasury Regulations.

(b) Profits for each year shall be allocated in the following order of priority:

(i) First, to the Members with a negative Adjusted Capital Account balance pro rata in proportion to their negative Adjusted Capital Account balances until each Member's Adjusted Capital Account is restored to zero;

(ii) Second, to the MGP Members pro rata in proportion to their respective Unreturned Capital Contributions until each MGP Member's Adjusted Capital Account balance equals such MGP Member's Unreturned Capital Contributions;

(iii) Third, to PPI in proportion to its respective Unreturned Capital Contributions until PPI's Adjusted Capital Account balance equals PPI's Unreturned Capital Contributions; and

(iv) Finally, to the Members pro rata in proportion to their Percentage Interests.

4. Special Allocations.

4.1 Notwithstanding any other provisions of this Agreement to the contrary, if the amount of any Minimum Gain at the end of any taxable year is less than the amount of such Minimum Gain at the beginning of such taxable year, there shall be allocated to each Member gross income or gain (in respect of the current taxable year and any future taxable year) in an amount equal to such Member's share of the net decrease in Minimum Gain during such year in accordance with Treasury Regulation Section 1.704-2(f). Such allocation of gross income and gain shall be made prior to any other allocation of income, gain, loss, deduction or Section 705(a)(2)(B) expenditure for such year. Any such allocation of gross income or gain pursuant to this Section 4.1 shall be taken into account, to the extent feasible, in computing subsequent allocations of income, gain, loss, deduction or credit of the Company so that the net amount of all items allocated to each Member pursuant to this paragraph shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this paragraph if the allocations made pursuant to the first sentence of this paragraph had not occurred. This provision is intended to be a minimum gain chargeback as described in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistent therewith.

Schedule B-2

4.2 Notwithstanding any other provisions of this Agreement to the contrary, except as provided in Section 4.1 of this Schedule B, if there is a net decrease (as determined in accordance with Treasury Regulation Section 1.704-2(i)(3)) during a taxable year in Minimum Gain attributable to a non recourse debt of the Company for which any Member bears the economic risk of loss (as determined accordance with Treasury Regulation Section 1.704- 2(b)(4)), then any Member with a share of the Minimum Gain (as determined in accordance with Treasury Regulation Section 1.704-2(i)(5)) attributable to such debt (determined at the beginning of such taxable year) shall be allocated in accordance with Treasury Regulation Section l .704- 2(i)(4) items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member's share of the net decrease in the Minimum Gain attributable to such Member in accordance with Treasury Regulation Section 1.704-2(i). Any allocations of items of gross income or gain pursuant to this paragraph shall not duplicate any allocations of gross income or gain pursuant to Section 4.1 of this Schedule B and shall be taken into account, to the extent feasible, in computing subsequent allocations of the Company, so that the net amount of all items allocated to each Member pursuant to this paragraph shall, to the extent possible, be equal to the net amount that would have been allocated to each Member pursuant to the provisions of this paragraph if the allocations made pursuant to the first sentence of this paragraph had not occurred. This provision is intended to be a partner minimum gain chargeback as described in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistent therewith.

4.3 Notwithstanding any other provisions of this Agreement to the contrary, except as provided in Sections 4.1 and 4.2 of this Schedule B, if any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6) that reduces any Member's Capital Account below zero or increases the negative balance in such Member's Capital Account (taking into account such Member's deficit restoration obligation), gross income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate any negative balance in such Member's Capital Account (taking into account such Member's deficit restoration obligation) created by such adjustments, allocations or distributions as quickly as possible in accordance with Treasury Regulation Section 1.704-l(b)(2)(ii)(d). Any such allocation of gross income or gain pursuant to this paragraph shall be in proportion with such negative Capital Accounts of the Members. Any allocations of items of gross income or gain pursuant to this paragraph shall not duplicate any allocations of gross income or gain made pursuant to Section 4.1 or 4.2 of this Schedule Band shall be taken into account, to the extent feasible, in computing subsequent allocations of income, gain, loss, deduction or credit, so that the net amount of all items allocated to each Member pursuant to this paragraph shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this paragraph if such adjustments, allocations or distributions had not occurred. This provision is intended to be a qualified income offset as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistent therewith.

Schedule B-3

4.4 Any item of Company loss, deduction or Section 705(a)(2)(B) expenditure that is attributable to a non recourse debt of the Company for which any Member bears the economic risk of loss (as determined in accordance with rules applicable to partnerships in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to such Member in accordance with Treasury Regulation Section 1.704-2(i).

4.5 In accordance with Section 704(c) and the Regulations thereunder, if property is contributed to the Company and the fair market value of such property on the date of its contribution differs from the adjusted tax basis of such property, any income, gain, loss and deduction with respect to such property shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis to the Company of such property for federal income tax purposes and the fair market value of such property on the date of contribution to the Company. Such allocations shall be made using a reasonable method that is consistent with the purpose of Section 704(c) of the Code pursuant to Treasury Regulation Section 1.704-3.

5. Persons Entitled to Allocations.

With respect to any period in which a transferee of the interest of a Member is first entitled to a share of the Profits And Losses For Tax Purposes, the Company shall, with respect to such Profits And Losses For Tax Purposes, allocate such items among the Persons who were entitled to such items on a basis consistent with the provisions of the Code and the Treasury Regulations.

6. Tax Matter Member.

PPI is hereby designated (i) as the Company's “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (“Tax Matters Partner”) and (ii) commencing with respect to taxable years commencing after December 31, 2017, as the Company's “partnership representative” in accordance with Section 6223 of the Code (“Company Representative”), in all cases to exercise all authority permitted of a Tax Matters Partner or Company Representative, as applicable, under the Code. The Company Representative, may exercise any authority granted to the Company Representative under the Code. In particular, the Company Representative may, in its sole discretion, make any elections provided for under the New Audit Rules and may, in its sole discretion, settle and/or litigate any audit adjustments proposed by the Internal Revenue Service in any audit governed by the New Audit Rules. The Company shall fully reimburse the Tax Matters Partner and Company Representative for any and all costs and expenses incurred as a result of acting as Tax Matters Partner or Company Representative, as the case may be.

7. Negative Balance.

No Member with a negative balance in such Member's Capital Account shall have any obligation to the Company or any other Member to restore said negative balance to zero.

Schedule B-4